NEWS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                    Stock Symbol: BFSB
May 27, 2011                                                                                                                                        Traded on Nasdaq Global Market

CONTACTS:
Gregg J. Wagner
President and Chief Executive Officer
(718) 855-8500

BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES
NEW CHIEF EXECUTIVE OFFICER

BROOKLYN, NY – May 27, 2011 – The Board of Directors of Brooklyn Federal Bancorp, Inc. (the “Company”), today announced that Gregg J. Wagner has been named the President and Chief Executive Officer of the Company, Brooklyn Federal Savings Bank (the “Bank”) and BFS Bancorp, MHC (the “MHC”), effective May 23, 2011.  Mr. Wagner replaces Richard A. Kielty, who resigned from all executive positions, effective May 23, 2011.

Daniel O. Reich, Chairman of the Board of Directors of the Company, the Bank and the MHC noted, “The Board of Directors is pleased to announce the appointment of Gregg J. Wagner as our new President and Chief Executive Officer.  His prior experience in community banking should serve the Bank and our customers well.  We also appreciate, and wish to acknowledge Richard Kielty’s 40 years of service to the Bank.”

Mr. Wagner is a Certified Public Accountant with 29 years of community banking experience. From 2008 through 2010, Mr. Wagner was President and Chief Executive Officer of Allegiance Bank of North America, located in Bala Cynwyd, Pennsylvania. From 2007 through 2008, Mr. Wagner was Chief Financial Officer at Royal Bank of America, Narberth, Pennsylvania. From 1994 through 2006, Mr. Wagner was employed as an executive officer of Harleysville National Corporation and served as President and Chief Executive Officer from 2005 through 2006.

The Company is the parent corporation of the Bank, a federally chartered savings bank headquartered in Brooklyn, New York.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the applicable legal limits.  The Bank operates five full-service offices, two located in Brooklyn, one in Nassau and two Suffolk Counties, New York.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe”, “expect”,  “intend”, “anticipate”, “should”, “planned”,  “estimated”, and “potential”.  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

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